Exhibit 107

Calculation of Filing Fee Tables

Form 424B5

(Form Type)

Realty Income Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.750% Notes due 2031	457(r)	$378,030,000	(1)	99.298%	$375,376,229.40	0.0001476	0	$55,405.54

Fees to Be Paid	Debt	6.000% Notes due 2039	457(r)	$567,045,000	(2)	99.250%	$562,792,162.50	0.0001476	0	$83,068.14
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A			N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A			N/A

	Total Offering Amounts						$938,168,391.90			$138,473.67
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$138,473.67

(1)	£300,000,000 aggregate principal amount of the 5.750% Notes due 2031 will be issued. The Amount Registered and the Maximum Aggregate Offering Price are based on the November 24, 2023 GBP/U.S. dollar exchange rate of £1.00 = U.S. $1.2601, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.

(2)	£450,000,000 aggregate principal amount of the 6.000% Notes due 2039 will be issued. The Amount Registered and the Maximum Aggregate Offering Price are based on the November 24, 2023 GBP/U.S. dollar exchange rate of £1.00 = U.S. $1.2601, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.